                                                                      EXHIBIT 99



                     APPLIED INDUSTRIAL TECHNOLOGIES REPORTS
                       94% INCREASE IN SECOND QUARTER EPS,
                        REVISES FULL YEAR GUIDANCE UPWARD


CLEVELAND, OHIO (JANUARY 14, 2005) - Applied Industrial Technologies (NYSE: AIT) today reported record earnings for its second quarter and first half ended December 31, 2004. Applied's net income and earnings per share rose by 94 percent on a sales increase of 12.4 percent for its fiscal 2005 second quarter. This represents the ninth consecutive quarter in which Applied's per-share earnings have increased by 25 percent or more.

Net sales for the quarter were $404,139,000 compared with $359,711,000 in the same period a year ago. Net income for the quarter increased to $9,980,000 from $5,133,000. Earnings per share increased to $0.33 from $0.17 per share last year and was consistent with Applied's previous guidance.

(Note: all per-share amounts have been adjusted to reflect a 3-for-2 stock split paid December 17, 2004.)

For the six months ended December 31, 2004, sales increased 13.4 percent to $817,265,000 from $720,857,000 in the same period last year. Net income increased 131 percent to $23,020,000, or $0.76 per share, versus $9,965,000, or $0.34 per share, last year.

Commenting on results, Applied Chairman & Chief Executive Officer David L. Pugh said, "We were once again pleased with the strength of our quarterly results, and with our ability to convert sales increases to proportionately higher levels of profitability. This was a direct result of the continued focus on our core strategies of profitable sales growth, cost containment and asset management.

"Sales continued strong across all geographic regions, product technologies and customer industries. Productivity improvements served as an offset to margin pressures created by inflation in vendor prices, as well as a shift in our product and customer mix.

"Selling, distribution and administrative expenses for the second quarter stayed essentially flat compared to last year, even with a sales increase of more than 12 percent. We continued to actively manage our expenses with special attention paid to discretionary spending, helping to raise our operating margin to 4.3 percent this quarter, compared with 2.6 percent in the same period last year.

"At this point, we believe our fiscal 2005 third quarter sales will be in the range of $430 to $440 million, with earnings per share of $0.37 to $0.41. Sales for all of fiscal 2005 are expected in the range of between $1.68 billion and $1.70 billion. Based on our stronger sales forecast, we are raising our EPS guidance for the full fiscal year and now expect to earn $1.55 to $1.62 per share compared to our previous guidance of $1.43 to $1.57."

Through the first six months of fiscal 2005, the company purchased 357,000 shares of its common stock for $7.2 million. At December 31, 2004, the company had remaining authorization to repurchase approximately 1,001,000 additional shares.

Applied will host its second quarter conference call at 11 a.m. on Friday, January 14. To join in the call, dial 1-800-289-0569 and use passcode 215409. The call will be conducted by Chairman & CEO David L. Pugh, President & COO Bill
L. Purser and CFO Mark O. Eisele. The call will also be Web cast and can be accessed live online at http://www.applied.com and will be archived there for 14 days. A replay of the teleconference will be available at 1-888-203-1112 (passcode 215409) from 12:30 p.m. on January 14 through midnight on January 28.

With more than 430 facilities and 4,300 employee associates across North America, Applied Industrial Technologies offers more than 2 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2004, Applied posted sales of $1.52 billion. Applied can be visited on the Internet at http://www.applied.com .

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as "expect," "will," "believe," "should" and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.



                                      #####

For financial information, contact Mark O. Eisele, Vice President - Chief Financial Officer at 216-426-4417. For Corporate information, contact Richard C. Shaw, Vice President - Communications, at 216-426-4343.

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                       (Thousands, except per share data)



                                                 Three Months Ended            Six Months Ended
                                                     December 31                  December 31
                                              -----------------------      ------------------------
                                                 2004          2003           2004           2003
                                              ---------     ---------      ---------      ---------
NET SALES                                     $ 404,139     $ 359,711      $ 817,265      $ 720,857
Cost of sales                                   300,191       264,545        603,795        532,214
                                              ---------     ---------      ---------      ---------
GROSS PROFIT                                    103,948        95,166        213,470        188,643
Selling, distribution, and administrative        86,725        85,916        174,744        170,397
                                              ---------     ---------      ---------      ---------
OPERATING INCOME                                 17,223         9,250         38,726         18,246
Interest expense, net                             1,331         1,405          2,634          2,723
Other (income) expense, net                         112          (108)          (158)            58
                                              ---------     ---------      ---------      ---------
INCOME BEFORE INCOME TAXES                       15,780         7,953         36,250         15,465
INCOME TAXES                                      5,800         2,820         13,230          5,500
                                              ---------     ---------      ---------      ---------
NET INCOME                                    $   9,980     $   5,133      $  23,020      $   9,965
                                              =========     =========      =========      =========
NET INCOME PER SHARE - BASIC                  $    0.34     $    0.18      $    0.78      $    0.35
                                              =========     =========      =========      =========
NET INCOME PER SHARE - DILUTED                $    0.33     $    0.17      $    0.76      $    0.34
                                              =========     =========      =========      =========
AVERAGE SHARES OUTSTANDING - BASIC               29,580        28,840         29,409         28,675
                                              =========     =========      =========      =========
AVERAGE SHARES OUTSTANDING - DILUTED             30,671        29,455         30,470         29,310
                                              =========     =========      =========      =========


              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Cost of sales for interim financial statements is computed using estimated gross profit percentages which are adjusted throughout the year based upon available information. Adjustments to actual cost are primarily made based on periodic physical inventories and the effect of year-end inventory quantities on LIFO costs.

(2) All share and per share data have been restated to reflect a 3 for 2 stock split effective December 17, 2004.

(3) Other (income) expense, net for the quarters ended December 31, 2004 and 2003 include mark-to-market losses of $534 and $247, respectively, on a US/Canadian dollar cross currency swap which is not designated as a hedge.

(4) Certain reclassifications have been made to prior year amounts to be consistent with presentation in the current year.

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Amount in Thousands)

                                                                  December 31, 2004     June 30, 2004
                                                                  -----------------     -------------

ASSETS
  Cash                                                                 $ 57,305            $ 69,667
  Accounts receivable, less allowances of $6,450 and $6,400             190,904             190,815
  Inventories                                                           192,121             159,594
  Other current assets                                                   22,684              22,957
                                                                       --------            --------
       Total current assets                                             463,014             443,033
  Property - net                                                         73,561              77,025
  Goodwill                                                               50,846              49,852
  Other assets                                                           24,978              26,931
                                                                       --------            --------
TOTAL ASSETS                                                           $612,399            $596,841
                                                                       ========            ========

LIABILITIES
  Accounts payable                                                     $ 74,551            $ 78,767
  Other current liabilities                                              62,717              72,562
                                                                       --------            --------
       Total current liabilities                                        137,268             151,329
  Long-term debt                                                         77,372              77,767
  Other liabilities                                                      31,020              28,210
                                                                       --------            --------
TOTAL LIABILITIES                                                       245,660             257,306
                                                                       --------            --------
SHAREHOLDERS' EQUITY                                                    366,739             339,535
                                                                       --------            --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $612,399            $596,841
                                                                       ========            ========

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                              (Amount in Thousands)

                                                                   Six Months Ended December 31
                                                                 --------------------------------
                                                                   2004                    2003
                                                                 --------                --------
CASH PROVIDED FROM OPERATIONS:
  Net income                                                     $ 23,020                $  9,965
  Items not requiring cash:
     Depreciation and amortization                                  8,044                   8,410
     Other                                                          5,097                   3,380
  Gain on sale of property                                           (531)                    (89)
  Cash effect of changes in working capital                       (38,331)                (28,283)
                                                                 --------                --------
CASH USED IN OPERATIONS                                            (2,701)                 (6,617)
                                                                 --------                --------
INVESTING ACTIVITIES:
  Property purchases                                               (3,973)                (10,311)
  Proceeds from property sales                                      1,661                     594
  Net cash paid for acquisition of business                                                (1,285)
  Deposits and other                                               (1,095)                   (693)
                                                                 --------                --------
CASH USED IN INVESTING ACTIVITIES                                  (3,407)                (11,695)
                                                                 --------                --------
FINANCING ACTIVITIES:
  Borrowings and repayments of notes payable - net                                         (2,850)
  Change in cash overdrafts                                        (1,563)                 (6,333)
  Purchase of common stock for treasury                            (7,234)                 (2,091)
  Cash dividends paid                                              (5,539)                 (4,610)
  Exercise of stock options                                         7,556                   3,557
                                                                 --------                --------
CASH USED IN FINANCING ACTIVITIES                                  (6,780)                (12,327)
                                                                 --------                --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                               526                     (39)
                                                                 --------                --------
DECREASE IN CASH                                                 $(12,362)               $(30,678)
                                                                 ========                ========